Nicor Inc.
Form 8-K
Exhibit 99.1

FOR IMMEDIATE RELEASE                                  FOR MORE INFORMATION
November 1, 2006                                                 Contact: Mark Knox, re: N-968
                                                            630 388-2529
                                                   Media Contact: Annette Martinez
                                                                    630 388-2781

NICOR ANNOUNCES THIRD QUARTER EARNINGS AND RAISES ANNUAL EARNINGS GUIDANCE

Naperville, IL - Nicor Inc. (NYSE: GAS) today reported preliminary three months ended September 30, 2006 net income, operating income and diluted earnings per common share of $17.6 million, $28.5 million and $.39, respectively. This compares to a net loss, operating income and diluted loss per common share for the same three month period in 2005 of $2.7 million, $0.6 million and $.06, respectively.

2006 earnings for the three-month period, compared to 2005, reflect higher operating results in all of the company’s business segments.

For the nine months ended September 30, 2006, preliminary net income, operating income and diluted earnings per common share were $70 million, $111.5 million and $1.57, respectively. This compares to net income, operating income and diluted earnings per common share for the same period in 2005 of $74.4 million, $128.4 million and $1.67, respectively.

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Both year-to-date periods were impacted by noteworthy items. 2006 results for the nine-month period include the effects of a first quarter pretax cost recovery associated with the company’s mercury repair and inspection program of $3.8 million ($.05 per share after-tax) and a second quarter $10 million ($.22 per share after-tax) charge associated with a United States Securities and Exchange Commission (SEC) inquiry.  Absent the impact of these items, 2006 nine-month results would have been $1.74 per share. 2005 results for the nine-month period included $29.9 million pretax ($.41 per share after-tax) of D&O insurance recoveries, including earnings thereon, net of a shareholder derivative settlement; absent these items, 2005 nine-months results would have been $1.26 per share.

Earnings for the 2006 nine-month period, compared to 2005, reflected the mercury-related insurance recovery and the charge associated with the SEC inquiry; and the absence of last year’s D&O insurance recoveries, net of the cost of the shareholder derivative settlement. 2006 earnings for the nine-month period also reflect higher operating results in the company’s gas distribution business (excluding the mercury-related recovery) and other energy-related ventures, higher equity investment income and recognition of certain income tax benefits; partially offset by lower operating results in the company’s shipping business.

“Overall, our 2006 outlook is improved from what we expected at the end of the second quarter, reflecting solid performance in all of our businesses,” said Russ M. Strobel, Nicor’s chairman, president and chief executive officer. “Achieved and expected reductions in operating and maintenances costs have continued, improving our annual outlook for our gas distribution business. Compared to last year, we also continue to expect overall annual year-to-year improvement in our shipping business and, based on the current outlook for natural gas prices, in our other-energy related ventures.”

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Details regarding three and nine months ended September 30, 2006 financial results compared to 2005 follow:
•	For the 2006 third quarter, gas distribution operating income increased to $5.6 million from $0.4 million in 2005. The quarter reflected:
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The positive impact of the fourth quarter 2005 base rate increase on revenues ($11.3 million); and higher natural gas deliveries due to colder weather compared to last year (approximately $1.5 million).

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Partially offsetting these positive factors were higher operating and maintenance costs ($5.6 million) including the impact of increased storage-related natural gas costs, natural gas and fuel costs to operate company equipment and facilities and increased bad debt expense; and higher depreciation ($1.5 million).

•	For the nine months ended September 30, 2006 gas distribution operating income increased to $80.2 million from $71.9 million in 2005. The year-to-date period reflected:
-	Increased revenues due primarily to the fourth quarter 2005 base rate increase ($36.2 million); the mercury-related recovery ($3.8 million); and increased property sale gains ($3 million).
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Partially offsetting these positive factors were higher operating and maintenance costs ($21.5 million) including the impact of increased storage-related natural gas costs, natural gas and fuel costs to operate company equipment and facilities and increased bad debt expense; offset in part by lower claims arising from normal operations and lower payroll and benefit-related costs.

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Lower natural gas deliveries due to warmer weather compared to last year (approximately $8 million) and decreased demand unrelated to weather (approximately $3.2 million); and higher depreciation ($4.4 million).

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•
For the 2006 third quarter, shipping operating income increased to $10.5 million from $9.4 million in 2005. For the nine months ended September 30, 2006, shipping operating income was $29.5 million compared to $31.9 million in 2005. Both periods reflected increased revenues resulting from higher average rates, offset in part by the impact of lower volumes. Both periods were also impacted by higher operating costs relating to higher transportation-related expenses (including fuel), employee-related costs, repairs and maintenance expense and leased freight equipment cost.

•
For the 2006 third quarter, other energy ventures operating income increased to $6.9 million from an operating loss of $11.7 million in 2005 due primarily to reductions in the reported operating loss in the company’s wholesale natural gas marketing business and improved operating results in the company’s retail energy-related products and services businesses. For the nine months ended September 30, 2006, other energy-related ventures operating income increased to $0.7 million compared to an operating loss of $8.6 million in 2005 due primarily to reductions in the reported operating loss in the company’s wholesale natural gas marketing business; partially offset by lower operating results in the company’s retail energy-related products and services businesses.

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Improved 2006 third quarter and year-to-date operating results, as compared to 2005, in the company’s wholesale natural gas marketing business were due primarily to a significant reduction in 2006 versus 2005 in unfavorable net adjustments related to derivative instruments and inventory carrying values. The company uses derivative instruments to economically hedge future purchases and sales of natural gas inventory. Such derivative instruments are used to mitigate commodity price risk in order to substantially lock-in the profit margin that will ultimately be realized from the withdrawal and sale of natural gas in storage. Earnings at the wholesale natural gas marketing business can be subject to volatility as the fair value of derivatives change, even when the underlying expected profit margin is largely unchanged. The volatility resulting from these adjustments can be significant from period to period.

Higher 2006 third quarter operating results, as compared to 2005, in the company’s retail energy-related products and services businesses were due in part to recognition of a significant portion of previously deferred revenue in accordance with the company’s revenue recognition policies. Lower 2006 year-to-date operating results, as compared to 2005, in the company’s retail energy-related products and services businesses were due primarily to higher operating costs; partially offset by higher revenues.

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•
Corporate 2006 third quarter results included an insurance recovery of $5.2 million pretax related to previously incurred legal expenses. Corporate results for the 2006 nine-month ended period, included that insurance recovery, as well as the previously discussed $10 million charge (non-deductible for tax purposes) relating to the SEC inquiry and the favorable weather impact associated with certain of the company’s retail energy-related products and services businesses. Third-quarter 2005 corporate results included an insurance recovery of $2.6 million pretax related to previously incurred legal expenses. Corporate 2005 nine-month results included that insurance recovery, as well as previously discussed net recoveries of $29.9 million pretax recorded in the first and second quarters.

•
2006 third-quarter and nine-month financial results were also favorably impacted by higher pretax equity investment income, due primarily to a gain of $2.4 million pretax on a sale of an equity investment interest. 2006 nine-month financial results were also favorably impacted by tax adjustments associated with tax audits (approximately $1 million after-tax).

•
In December 2005, the company repatriated $132 million under the American Jobs Creation Act of 2004 (AJCA). Effective January 2006, the company reorganized certain of its shipping and related operations. This reorganization allows the company to take advantage of certain provisions of the AJCA that provide the opportunity for tax savings subsequent to the date of the reorganization. In connection with these activities, a net income tax benefit of approximately $6.0 million was recorded in the first quarter of 2006 from the elimination of certain deferred taxes. The company also expects to incur in 2006 approximately $5 million in current income tax expense associated with these activities, of which approximately $3 million has been recognized in the nine-month financial results of 2006.

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2006 Earnings Outlook

The company also announced that it has raised its 2006 diluted earnings per common share estimate to be in the range of $2.48 to $2.68, including a net negative impact of $.17 per share comprised of the second quarter charge for the SEC inquiry discussed above ($.22 per share) and the first quarter mercury-related cost recovery ($.05 per share). Excluding the impact of these items, estimated diluted earnings per share would be $2.65 to $2.85. These estimates were raised from the company’s earlier diluted earnings per share guidance of $2.28 to $2.48 (including the impact of the noteworthy items) or $2.45 to $2.65 (excluding the impact of the noteworthy items) provided in the company’s earnings release on August 1, 2006 associated with second quarter 2006 results.

Consistent with prior guidance, the annual outlook excludes, among other things, any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review and other contingencies. The company also indicated that its estimate does not reflect the additional variability in earnings due to fair value accounting adjustments in its businesses and other impacts that could occur because of future volatility in the natural gas markets. While these items could materially affect 2006 earnings, they are not currently estimable. The company's 2006 estimate assumes normal weather for the remainder of the year.

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The company will provide updates to its annual earnings outlook only as part of its quarterly and annual earnings releases.

Conference Call
As previously announced, the company will hold a conference call to discuss its third quarter 2006 financial results and 2006 outlook. The conference call will be held this morning, Wednesday, November 1, 2006 at 8:30 a.m. central, 9:30 a.m. eastern time. To hear the conference call live, please logon to Nicor’s corporate website at www.nicor.com, choose “Investor” and then select the webcast icon on the Overview page. A replay of the call will be available until 10:30 a.m. central time, Wednesday, November 15, 2006. To access the recording, call (888) 286-8010, or (617) 801-6888 for callers outside the United States, and enter reservation number 99541750. The call will also be archived on Nicor’s corporate website for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its principal businesses are Nicor Gas, one of the nation’s largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. Nicor also owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.

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Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases. Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review and SEC and U.S. Attorney inquiries, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

Nicor Inc.
PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)

	Three months ended		Nine months ended
	September 30		September 30
	2006	2005	2006	2005

Operating revenues	$351.1	$336.0	$2,121.8	$2,000.2

Operating expenses
Gas distribution
Cost of gas	108.0	134.9	1,258.8	1,202.3
Operating and maintenance	56.6	51.0	199.9	178.4
Depreciation	40.1	38.6	120.3	115.9
Taxes, other than income taxes	17.0	16.6	123.2	124.0
Mercury-related costs (recoveries), net	-	.1	(3.6)	.3
Property sale gains	(.6)	(.1)	(3.2)	(.2)
Shipping	87.8	82.5	258.6	242.8
Other energy ventures	27.1	20.9	134.4	98.3
Litigation charges (recoveries), net	-	-	10.0	(29.9)
Other corporate expenses and eliminations	(13.4)	(9.1)	(88.1)	(60.1)
	322.6	335.4	2,010.3	1,871.8

Operating income	28.5	.6	111.5	128.4
Interest expense, net of amounts capitalized	11.1	10.6	35.5	32.8
Equity investment income, net	5.4	2.9	9.2	6.8
Interest income	2.5	1.6	7.9	4.3
Other income (expense), net	-	(.1)	.4	.4

Income (loss) before income taxes	25.3	(5.6)	93.5	107.1

Income tax expense (benefit)	7.7	(2.9)	23.5	32.7

Net income (loss)	$17.6	$(2.7)	$70.0	$74.4

Average shares of common stock outstanding
Basic	44.7	44.2	44.5	44.1
Diluted	44.8	44.5	44.6	44.4

Earnings (loss) per average share of common stock
Basic	$.39	$(.06)	$1.57	$1.69
Diluted	$.39	$(.06)	$1.57	$1.67

Nicor Inc.
PRELIMINARY FINANCIAL HIGHLIGHTS
Unaudited (millions, except per share data)

	Three months ended		Nine months ended
	September 30		September 30
	2006	2005	2006	2005

Operating revenues
Gas distribution	$226.7	$241.5	$1,775.6	$1,692.6
Shipping	98.3	91.9	288.1	274.7
Other energy ventures	34.0	9.2	135.1	89.7
Corporate and eliminations	(7.9)	(6.6)	(77.0)	(56.8)
	$351.1	$336.0	$2,121.8	$2,000.2

Operating income (loss)
Gas distribution	$5.6	$.4	$80.2	$71.9
Shipping	10.5	9.4	29.5	31.9
Other energy ventures	6.9	(11.7)	.7	(8.6)
Corporate and eliminations	5.5	2.5	1.1	33.2
	$28.5	$.6	$111.5	$128.4

Net income (loss) applicable to common stock	$17.6	$(2.7)	$70.0	$74.4

Average shares of common stock outstanding
Basic	44.7	44.2	44.5	44.1
Diluted	44.8	44.5	44.6	44.4

Earnings (loss) per average share of common stock
Basic	$.39	$(.06)	$1.57	$1.69
Diluted	$.39	$(.06)	$1.57	$1.67

Nicor Inc.		Preliminary Operating Statistics Page 1 of 2
Gas Distribution
Unaudited
	Three months ended		Nine months ended
	September 30		September 30
	2006	2005	2006	2005
Operating revenues (millions)
Sales - Residential	$136.8	$152.4	$1,207.5	$1,140.7
Commercial	29.8	36.0	275.2	255.0
Industrial	2.7	4.3	31.9	34.9
	169.3	192.7	1,514.6	1,430.6
Transportation - Residential	6.1	4.8	21.9	19.1
Commercial	14.7	11.5	57.7	51.0
Industrial	10.7	10.4	29.1	29.4
Other	1.1	1.0	2.0	8.6
	32.6	27.7	110.7	108.1
Other revenues - Revenue taxes	12.9	12.8	111.5	112.4
Environmental cost recovery	0.8	1.4	7.2	15.9
Chicago Hub	8.1	2.4	13.9	7.5
Other	3.0	4.5	17.7	18.1
	24.8	21.1	150.3	153.9
	$226.7	$241.5	$1,775.6	$1,692.6
Deliveries (Bcf)
Sales - Residential	13.9	12.0	121.6	131.2
Commercial	3.2	3.1	27.9	29.5
Industrial	.4	.4	3.4	4.1
	17.5	15.5	152.9	164.8
Transportation - Residential	1.2	1.1	10.7	12.7
Commercial	11.2	8.8	59.5	60.9
Industrial	23.1	25.1	75.2	84.7
	35.5	35.0	145.4	158.3
	53.0	50.5	298.3	323.1

Degree days	84	26	3,301	3,572
Colder (warmer) than normal
Degree days	14	(44)	(456)	(185)
Percent	20	(63)	(12)	(5)

Average gas cost per Mcf sold	$6.05	$8.53	$8.18	$7.22

Customers at September 30 (thousands)
Sales - Residential	1,784.5	1,771.2
Commercial	121.6	117.9
Industrial	7.1	7.3
	1,913.2	1,896.4
Transportation - Residential	161.0	160.0
Commercial	56.6	57.6
Industrial	5.5	5.9
	223.1	223.5
	2,136.3	2,119.9

Nicor Inc.		Preliminary Operating Statistics Page 2 of 2
Shipping
Unaudited
	Three months ended		Nine months ended
	September 30		September 30
	2006	2005	2006	2005

Twenty-foot equivalent units (TEU)
shipped (thousands)	50.0	51.7	147.3	159.6

Revenue per TEU	$1,965	$1,765	$1,956	$1,718

Ports served	27	25

Vessels operated	18	19